HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 191

Total Outstanding Loan Balance ($): 37,121,069

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 37,346,216

Average Loan Current Balance ($): 194,351

Weighted Average Original LTV (%)*: 83.7

Weighted Average Coupon (%): 8.31

Arm Weighted Average Coupon (%): 7.98

Fixed Weighted Average Coupon (%): 10.93

Weighted Average Margin (%): 6.22

Weighted Average PICO (Non-Zero): 688

Weighted Average Age (Months): 3

%Fast Liens: 90.1

% Second Liens: 9.9

% Arms: 88.7 % Fixed: 11.3

% Interest Only: 18.4

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA PICO
6.01 - 6.50	1	270,961	0.7	6.49	80.0	710
6.51 - 7.00	2	528,701	1.4	6.90	80.0	735
7.01 - 7.50	25	6,922,124	18.6	7.38	80.9	704
7.51 - 8.00	56	14,462,956	39.0	7.75	80.3	688
8.01 - 8.50	25	5,677,359	15.3	8.25	80.7	682
8.51 - 9.00	10	2,549,696	6.9	8.78	88.8	683
9.01 - 9.50	10	1,640,032	4.4	9.26	90.1	671
9.51 - 10.00	8	1,572,916	4.2	9.72	90.0	658
10.01 - 10.50	6	446,161	1.2	10.32	100.0	729
10.51 - 11.00	11	758,674	2.0	10.86	100.0	698
11.01 - 11.50	13	852,369	2.3	11.40	100.0	679
11.51 - 12.00	5	299,887	0.8	11.79	100.0	665
12.01 >=	19	1,139.234	3.1	12.41	100.0	655
Total:	191	37,121,069	100.0	8.31	83.7	688
Max: 12.95 Min: 6.49 Wgt Avg: 8.31

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA PICO
526 - 550	1	14,874	0.0	11.60	100.0	542
576 - 600	1	53,626	0.1	9.25	100.0	600
601 - 625	1	85,466	0.2	9.28	90.0	605
626 - 650	32	5,158,769	13.9	8.79	83.0	641
651 - 675	47	9,008,356	24.3	8.73	84.6	663
676 - 700	51	11,261,966	30.3	8.11	82.7	689
701 - 725	29	6,242,608	16.8	7.89	84.1	715
726 - 750	18	3,685,941	9.9	8.04	83.6	735
751 - 775	8	1,483,334	4.0	7.87	86.8	758
776 - 800	3	126,129	0.3	8.99	88.2	784
Total:	191	37,121,069	100.0	3.31	83.7	688
Max: 798 Min: 542 Wgt Avg: 688

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	22	732,767	2.0	11.73	100.0	670
50,001 - 100,000	36	2,543,145	6.9	10.69	95.5	687
100,001 - 150,000	27	3,352,453	9.0	8.94	86.6	690
150,001 - 200,000	29	5,075,096	13.7	8.19	82.7	680
200,001 - 250,000	24	5,430,347	14.6	8.10	81.7	680
250,001 - 300,000	17	4,64 7,001	12.5	7.59	81.5	703
300,001 - 350,000	7	2,2 76,095	6.1	8.03	79.3	698
350,001 - 400,000	11	4,036,593	10.9	7.98	83.8	688
400,001-450,000	6	2,606,182	7.0	7.80	80.0	681
450,001 - 500,000	4	1,851,718	5.0	8.00	84.9	717
500,001 - 550,000	3	1,560,344	4.2	7.96	78.3	656
550,001 - 600,000	3	1,713,421	4.6	7.80	80.0	675
600,001 - 650,000	1	640,000	1.7	8.60	100.0	692
650,001 - 700,000	1	655,907	1.8	7.70	80.0	734
Total:	191	37,121,069	100.0	8.31	83.7	688
Max: 655,907.32 Min: 13,395.17 Avg: 194,351.15

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
70.1 - 75.0	6	1,776,247	4.8	8.49	75.0	662
75.1 - 80.0	113	27,909,077	75.2	7.82	80.0	690
85.1 - 90.0	1	85,466	0.2	9.28	90.0	605
95.1 - 100.0	71	7,350,280	19.8	10.11	100.0	688
Total:	191	37,121,069	100.0	8.31	83.7	688
Max: 100.0 Min: 75.0 Wgt Avg: 83.7

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	45	7,436,869	20.0	8.64	84.6	696
1.00	21	4,728,883	12.7	8.39	81.8	677
2.00	84	16,818,388	45.3	8.01	81.6	688
3.00	41	8,136,929	21.9	8.59	88.5	685
Total:	191	37,121,069	100.0	8.31	83.7	688

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	131	25,503,511	68.7	8.22	83.5	687
Condo	26	6,075,767	16.4	8.23	81.8	698
PUD	23	3,218,808	8.7	8.63	84.8	680
2 Family	9	2,177,375	5.9	8.94	88.7	673
3-4 Family	2	145,608	0.4	11.26	100.0	747
Total:	191	37,121,069	100.0	8.31	83.7	688

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4.01 - 4.50	10	3,289,972	10.0	7.30	80.0	691
4.51 - 5.00	10	2,336,605	7.1	7.53	79.9	678
5.01 - 5.50	7	1,853,412	5.6	7.77	84.0	702
5.51 - 6.00	20	5,572,662	16.9	8.01	82.3	678
6.01 - 6.50	20	4,650,698	14.1	7.93	84.1	698
6.51 - 7.00	36	8,346,111	25.3	7.98	82.5	698
7.01 - 7.50	24	5,728,806	17.4	8.42	81.7	684
7.51 - 8.00	3	828,152	2.5	8.83	76.3	655
8.51 - 9.00	1	326,140	1.0	9.55	75.0	674
Total:	131	32,932,559	100.0	7.98	82.0	689
Max: 8.55 Min: 4.05 Wgt Avg: 6.22

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
16 - 18	4	1,532,069	4.7	8.12	80.0	690
19 - 21	57	13,990,735	42.5	7.99	79.5	693
22 - 24	34	9,414,678	28.6	7.74	80.6	681
31 - 33	10	1,985,001	6.0	8.11	81.3	689
34 - 36	25	5,897,349	17.9	8.27	90.9	690
37>=	1	112,727	0.3	7.63	80.0	702
Total:	131	32,932,559	100.0	7.98	82.0	689
Max: 81 Min: 18 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
12.01 - 12.50	1	270,961	0.8	6.49	80.0	710
12.51 - 13.00	2	528,701	1.6	6.90	80.0	735
13.01 - 13.50	24	6,794,703	20.6	7.38	80.9	704
13.51 - 14.00	51	13,362,941	40.6	7.75	80.3	687
14.01 - 14.50	26	5,804,780	17.6	8.23	80.7	682
14.51 - 15.00	13	3,135,643	9.5	8.60	87.1	690
15.01 - 15.50	5	1,133,836	3.4	9.21	89.4	670
15.51 -16.00	6	1,495,095	4.5	9.70	89.5	658
16.01 - 16.50	3	405,899	1.2	9.70	89.7	659
Total:	131	32,932,559	100.0	7.98	82.0	689
Max: 16.40 Min: 12.49 Wgt Avg: 14.01

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	1	270,961	0.8	6.49	80.0	710
6.51 - 7.00	3	752,282	2.3	7.76	80.0	703
7.01 - 7.50	25	6,922,124	21.0	7.38	80.9	704
7.51 - 8.00	54	13,948,888	42.4	7.76	80.3	688
8.01 - 8.50	25	5,677,359	17.2	8.25	80.7	682
8.51 - 9.00	10	2,549,696	7.7	8.78	88.8	683
9.01 - 9.50	8	1,540,588	4.7	9.29	87.4	661
9.51 - 10.00	4	1,115,661	3.4	9.68	92.7	666
10.01 - 10.50	1	155,000	0.5	10.25	100.0	703
Total:	131	32,932,559	100.0	7.98	82.0	689
Max: 10.25 Min: 6.49 Wet Ave: 7.96

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	2	405,891	1.2	7.84	80.0	734
3.00	129	32,526,669	98.8	7.98	82.0	688
Total:	131	32,932,559	100.0	7.98	82.0	689
Wgt Avg: 2.98

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	129	32,526,669	98.8	7.98	82.0	688
1.50	2	405,891	1.2	7.84	80.0	734
Total:	131	32,932,559	100.0	7.98	82.0	689
Wgt Avg: 1.01

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	168	30,290,616	81.6	8.40	83.6	686
60	23	6,830,453	18.4	7.94	84.3	697
Total:	191	37,121,069	100.0	8.31	83.7	688

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Stated Income / Stated Assets	191	37,121,069	100.0	8.31	83.7	688
Total:	191	37,121,069	100.0	8.31	83.7	688

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	191	37,121,069	100.0	8.31	83.7	688
Total:	191	37,121,069	100.0	8.31	83.7	688

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	72	18,658,464	50.3	8.05	83.2	692
Florida	25	4,954,505	13.3	8.54	83.6	684
Washington	23	3,650,832	9.8	8.16	82.0	684
Oregon	12	1,672,447	4.5	8.69	84.1	684
New Jersey	4	1,000,208	2.7	8.75	90.3	715
New York	3	904,504	2.4	8.63	82.1	671
Arizona	5	799,798	2.2	9.00	91.3	672
Massachusetts	3	648,361	1.7	8.42	82.3	692
Illinois	3	595,175	1.6	9.33	94.2	684
Colorado	4	487,012	1.3	8.28	82.0	667
Georgia	3	394,757	1.1	8.15	78.8	696
Rhode Island	2	277,565	0.7	9.25	84.7	686
Connecticut	3	274,790	0.7	10.87	88.7	665
Utah	2	271,914	0.7	7.78	80.0	685
Missouri	2	267,686	0.7	7.86	80.0	713
Other	25	2,263,052	6.1	8.81	85.3	677
Total:	191	37,121,069	100.0	8.31	33.7	688

Purpose	No of Scheduled Loans	Total Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	191	37,121,069	100.0	8.31	83.7	688
Total:	191	37,121,069	100.0	8.31	83.7	688

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28	31	8,076,652	21.8	7.97	79.7	685
Arm 2/28 - Balloon 40/30	17	4,696,539	12.7	7.89	81.2	673
Arm 2/28 - Balloon 45/30	43	10,540,522	28.4	7.89	79.6	697
Arm 2/28 - Balloon 50/30	4	1,623,768	4.4	7.67	80.0	695
Arm 3/27	14	3,607,777	9.7	8.48	94.4	699
Arm 3/27 - Balloon 40/30	10	2,118,062	5.7	8.24	87.9	680
Arm 3127 - Balloon 45/30	8	1,557,402	4.2	7.92	78.8	693
Arm 3/27 - Balloon 50/30	3	599,108	1.6	7.50	80.0	658
Arm 7/23 - Balloon 45/30	1	112,727	0.3	7.63	80.0	702
Fixed Balloon 30/15	43	2,830,529	7.6	11.52	100.0	680
Fixed Balloon 40/30	5	764,726	2.1	8.59	88.5	677
Fixed Rate	12	593,255	1.6	11.11	97.5	688
Total:	191	37,121,069	100.0	8.31	83.7	688